Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareowners
Taubman Centers, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated February 24, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2011 excluded internal controls of Taubman TCBL, acquired by the Company in December 2011. The assets and owners' equity of the acquired business were $26 million and $24 million at December 31, 2011, respectively. The acquisition of Taubman TCBL had an immaterial impact on the Company's consolidated net income during the year ended December 31, 2011. Our audit of internal control over financial reporting of Taubman Centers, Inc. also excluded an evaluation of the internal control over financial reporting of Taubman TCBL.

(signed) KPMG LLP
Chicago, Illinois
December 27, 2012